Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

•	For the Third Quarter 2008, Generated 3,008 Net New Orders and Closed 5,377 Homes

•	Backlog at September 30, 2008 of 5,885 Homes, Valued at $1.7 Billion

•	Company Ended Q3 2008 With $1.2 Billion of Cash

•	Impairments and Land-Related Charges of $266.6 Million for the Third Quarter 2008

•	Q3 2008 Net Loss of $1.11 Per Share, Inclusive of Impairments and Land-Related Charges

•	Company Targets Year-End 2008 Cash Position of $1.6 Billion to $1.8 Billion

Bloomfield Hills, Mich., October 22, 2008 – Pulte Homes (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2008. For the quarter, the Company reported a net loss of $280.4 million, or $1.11 per share, compared with a $787.9 million net loss for the prior year third quarter, or $3.12 per share. The third quarter 2008 net loss included $266.6 million of pre-tax charges related to inventory impairments and other land-related charges. Impairments and land-related charges for the prior year quarter were $842 million. Consolidated revenues for the quarter were $1.6 billion, a decline of 37% from prior year revenues of $2.5 billion.

“The homebuilding operating environment significantly worsened during the third quarter of 2008,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “The industry continues to be plagued by tighter mortgage availability, a growing number of foreclosures, and a historically high supply of unsold homes. In the third quarter of 2008, uncertainty and volatility in the capital markets, higher unemployment, and a weaker economy provided further downward pressure on the housing market. These factors caused buyer confidence to decline even more during the period, as many potential home buyers remain on the sidelines.

“As this industry downturn persists, Pulte remains focused on its goals of cash generation, reducing its overall cost structure, and managing its inventory levels,” Mr. Dugas continued. “The Company generated positive cash flow, ending the quarter with a $1.2 billion cash balance and no debt outstanding under its revolving credit facility. Pulte remains well-positioned to capitalize on opportunities once stability in the housing sector begins to materialize.”

Third Quarter Results

Revenues from homebuilding settlements in the third quarter decreased 37% to $1.5 billion, compared with $2.4 billion in last year’s third quarter. The change in revenue for the quarter reflects a 28% decrease in closings to 5,377 homes, and a 13% decrease in average selling price to $281,000.

Third quarter homebuilding pre-tax loss was $302 million, compared with a $1.1 billion pre-tax loss for the prior year quarter. Homebuilding SG&A expense decreased $44.6 million, or 19%, compared with the prior year quarter. During the third quarter of 2008, the Company recorded $266.6 million of impairments and land-related charges, including $250.3 million related to land impairments, $15.9 million of impairments of land held for sale and $1.4 million related to the Company’s investment in unconsolidated joint ventures. For the prior year quarter, these impairments and land-related charges totaled $842 million. In addition, goodwill impairments of $336 million were recorded during the prior year quarter.

Net new home orders for the third quarter were 3,008 homes, a decline of 34% from the prior year third quarter. Pulte Homes’ ending backlog as of September 30, 2008 was valued at $1.7 billion (5,885 homes), compared with a value of $4.1 billion (12,042 homes) at the end of last year’s third quarter. At the end of the third quarter 2008, the Company’s debt-to-capitalization ratio was 49.9%, and on a net debt-to-capitalization basis was 38.5%.

The Company’s financial services operations reported pre-tax income of $10.1 million for the third quarter 2008, compared with $12.9 million of pre-tax income for the prior year’s quarter. This decrease in third quarter 2008 pre-tax income was primarily due to a 37% decline in mortgage loans originated during the quarter compared with the prior year quarter. This was partially offset by a shift in the mix of mortgage loans closed toward more profitable agency-backed products. The mortgage capture rate for the quarter was 93%, compared with 92% for the same quarter last year.

Nine Month Results

For the nine months ended September 30, 2008, Pulte Homes’ net loss was $1.1 billion, or $4.48 per share, compared with a $1.4 billion, or $5.48 per share, net loss for the prior year period. Consolidated revenues for the period were $4.6 billion, down 27% from $6.4 billion for the first nine months of last year.

Revenues from homebuilding settlements for the period were $4.5 billion, down 27% from the prior year. Lower revenues for the period resulted from an 11% decrease in average selling price to $287,000, combined with a 17% decrease in the number of homes closed to 15,548.

Homebuilding pre-tax loss for the period was $1.2 billion, compared with a $2.1 billion pre-tax loss for the prior year period. Homebuilding SG&A expense decreased $241.9 million, or 30%, compared with the prior year period. During the first nine months of 2008, the Company recorded $1.2 billion of impairments and land-related charges, including $1 billion related to land impairments, $19.4 million associated with the write-off of land deposits and pre-acquisition costs, $125.1 million of impairments of land held for sale, and $3.1 million related to the Company’s investment in unconsolidated joint ventures. For the prior year period, these impairments and land-related charges totaled $1.7 billion. Homebuilding pre-tax loss for the prior year period also includes goodwill impairment of $336 million and a pre-tax restructuring charge of approximately $47 million.

For the first nine months of 2008, the pre-tax income for Pulte’s financial services operations was $35.9 million compared with $32.7 million in the prior year. The positive shift in the mix of mortgage loans toward more profitable agency-backed products was a significant reason for this increase in income, offsetting the 32% decrease in mortgage loans originated during the period.

Fourth Quarter 2008 Guidance

“Due to the high degree of uncertainty and volatility, coupled with a lack of visibility surrounding the housing industry and the overall economy, we are not providing earnings guidance for the fourth quarter of 2008,” said Dugas. “We are targeting a cash position by the end of 2008 of $1.6 billion to $1.8 billion.”

A conference call discussing Pulte Homes’ third quarter results will be held Thursday, October 23, 2008 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) continued volatility and potential further deterioration in the debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the effects from the Emergency Economic Stabilization Act and the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 50 markets and 27 states. During its 58-year history, the company has delivered more than 500,000 new homes. In 2008, Pulte Homes operations ranked highest in customer satisfaction in 11 U.S. markets, the most of any homebuilder, in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.

Condensed Consolidated Results

Of Operations

(000’s omitted, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
CONSOLIDATED RESULTS:
Revenues:
Homebuilding	$1,521,789	$2,438,556	$4,500,366	$6,261,962
Financial Services	36,438	32,743	118,871	99,686
Other non-operating	6,362	499	19,936	2,829

Total revenues	$1,564,589	$2,471,798	$4,639,173	$6,364,477

Pretax income (loss):
Homebuilding	$(301,966)	$(1,098,679)	$(1,228,417)	$(2,050,256)
Financial Services	10,092	12,896	35,938	32,659
Other non-operating	(2,717)	(8,130)	(10,395)	(25,473)

Loss before income taxes	(294,591)	(1,093,913)	(1,202,874)	(2,043,070)
Income taxes (benefit)	(14,204)	(306,042)	(67,926)	(661,976)

Net loss	$(280,387)	$(787,871)	$(1,134,948)	$(1,381,094)

EARNINGS PER SHARE - ASSUMING DILUTION
Net loss	$(1.11)	$(3.12)	$(4.48)	$(5.48)

Shares used in per share calculations	253,582	252,264	253,401	252,093

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Cash and equivalents	$1,173,892	$1,060,311
Unfunded settlements	15,228	38,714
House and land inventory	5,230,066	7,027,511
Land held for sale	285,951	252,563
Land, not owned, under option agreements	17,254	20,838
Residential mortgage loans available-for-sale	236,648	447,089
Investments in unconsolidated entities	144,950	105,479
Other assets	830,838	1,167,292
Deferred income tax assets	248,204	105,906

	$8,183,031	$10,225,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,481,546	$1,859,911
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	192,407	440,611
Income taxes	159,721	126,758
Senior notes	3,165,998	3,478,230

Total liabilities	4,999,672	5,905,510
Shareholders’ equity	3,183,359	4,320,193

	$8,183,031	$10,225,703

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
HOMEBUILDING:
Home sale revenue (settlements)	$1,508,825	$2,407,762	$4,460,393	$6,098,869
Land sale revenue	12,964	30,794	39,973	163,093

Total Homebuilding revenues	1,521,789	2,438,556	4,500,366	6,261,962

Home cost of sales	(1,599,064)	(2,700,512)	(4,981,387)	(6,549,864)
Land cost of sales	(27,910)	(110,041)	(160,979)	(285,021)
Selling, general and administrative expense	(191,997)	(236,610)	(571,577)	(813,476)
Other income (expense), net	(4,784)	(490,072)	(14,840)	(663,857)

Pre-tax income (loss)	$(301,966)	$(1,098,679)	$(1,228,417)	$(2,050,256)

FINANCIAL SERVICES:
Pre-tax income	$10,092	$12,896	$35,938	$32,659

OTHER NON OPERATING:
Pre-tax loss:
Net interest income (expense)	$5,639	$(268)	$17,757	$134
Other expense, net	(8,356)	(7,862)	(28,152)	(25,607)

Total other non-operating	$(2,717)	$(8,130)	$(10,395)	$(25,473)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Homebuilding settlement revenues	$1,508,825	$2,407,762	$4,460,393	$6,098,869

Unit settlements:
Northeast	497	729	1,433	1,633
Southeast	776	1,019	2,405	2,798
Florida	808	1,058	2,377	2,944
Midwest	661	1,132	1,899	2,537
Central	545	699	1,698	1,995
Southwest	1,571	2,025	4,191	4,860
California	519	806	1,545	2,059

	5,377	7,468	15,548	18,826

Average selling price	$281	$322	$287	$324

Net new orders:
Northeast	328	440	1,363	2,000
Southeast	493	883	2,063	2,907
Florida	424	766	2,283	3,362
Midwest	553	631	1,832	2,789
Central	317	521	1,259	1,876
Southwest	629	900	3,516	5,307
California	264	441	1,227	2,372

	3,008	4,582	13,543	20,613

Net new orders - dollars*	$785,000	$1,267,000	$3,659,000	$6,606,000

Unit backlog:
Northeast			721	1,284
Southeast			939	1,817
Florida			1,158	1,630
Midwest			761	1,649
Central			431	1,003
Southwest			1,335	3,166
California			540	1,493

			5,885	12,042

Dollars in backlog			$1,708,700	$4,087,000

*	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
MORTGAGE ORIGINATIONS:
Origination volume	3,924	6,261	11,369	16,719

Origination principal	$875,100	$1,424,100	$2,555,800	$3,743,800

Capture rate percentage	93.4%	92.5%	91.9%	92.7%

Pulte Homes, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest expense:
Homebuilding (included in home cost of sales)	$52,526	$98,205	$149,650	$242,585
Financial Services	1,468	4,230	4,893	12,464
Other non-operating	723	767	2,179	2,695

Total interest expense	$54,717	$103,202	$156,722	$257,744

Depreciation & amortization	$18,713	$20,836	$57,541	$64,109